SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b) (c),
                      AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*


                            Pervasive Software, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    715710109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]  Rule 13d-1(b)

             [ ]  Rule 13d-1(c)

             [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                               Page 1 of 10 Pages

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 715710109                                               13 G                     Page 2 of 10
----------------------------------------------------------                     --------------------------------------


------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Austin Ventures IV-A, L.P. ("AV IV-A")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]          (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          702,081  shares, except that AV Partners IV, L.P. ("AV IV"), the general
           BENEFICIALLY                       partner of AV IV-A, and Aragona, DeAngelis, Garvey and Wood, the general
       OWNED BY EACH REPORTING                partners  of AV IV,  may be  deemed to have  shared  voting  power  with
              PERSON                          respect to such shares.
               WITH                  -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              702,081  shares,  except that AV Partners IV, L.P. ("AV IV"), the general partner of AV IV-A, and Aragona,  DeAngelis, Garvey and Wood, the general partners  of AV IV, may be deemed to have shared  dispositive  power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       702,081
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.21%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 715710109                                               13 G                     Page 3 of 10
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Austin Ventures IV-B, L.P. ("AV IV-B")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          1,472,976  shares,  except that Austin  Ventures IV, L.P. ("AV IV"), the
           BENEFICIALLY                       general partner of AV IV-B, and Aragona, DeAngelis, Garvey and Wood, the
      OWNED BY EACH REPORTING                 general  partners of AV-IV,  may be deemed to have shared  voting  power
              PERSON                          with respect to such shares.
               WITH                  -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,472,976  shares,  except that Austin  Ventures IV, L.P. ("AV IV"),  the general partner of AV IV-B, and Aragona,  DeAngelis, Garvey and Wood, the
                                              general partners of AV-IV, may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,472,976
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    10.93%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 715710109                                               13 G                     Page 4 of 10
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      AV Partners IV, L.P. ("AV IV")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY              -------- ------------------------------------------------------------------------
      OWNED BY EACH REPORTING        6        SHARED VOTING POWER
             PERSON                           2,175,057 shares, of which 702,081 are shares directly owned by AV IV-A,
              WITH                            and 1,472,976 are shares directly owned by AV IV-B. AV IV is the general partner of AV IV-A and AV IV-B and may be deemed to have  shared  voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,175,057 shares, of which 702,081 are shares directly owned by AV IV-A, and 1,472,976 are shares directly owned by AV IV-B. AV IV is the general partner  of AV  IV-A  and AV  IV-B  and may be  deemed  to  have  shared dispositive power with respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,175,057
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    16.14%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 715710109                                               13 G                     Page 5 of 10
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Joseph C. Aragona ("Aragona")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]          (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          3,300 shares.
           BENEFICIALLY              -------- ------------------------------------------------------------------------
      OWNED BY EACH REPORTING        6        SHARED VOTING POWER
            PERSON                            2,175,057 shares, of which 702,081 are shares directly owned by AV IV-A,
             WITH                             and 1,472,976 are shares directly owned by AV IV-B. Aragona is a general partner of AV IV, the general partner of AV IV-A and AV IV-B, and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              3,300 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,175,057 shares, of which 702,081 are shares directly owned by AV IV-A, and 1,472,976 are shares directly owned by AV IV-B. Aragona is a general partner of AV IV, the general partner of AV IV-A and AV IV-B, and may be deemed to have shared dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,178,357
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    16.17%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 715710109                                               13 G                     Page 6 of 10
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Kenneth P. DeAngelis ("DeAngelis")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          3,300 shares.
           BENEFICIALLY              -------- ------------------------------------------------------------------------
      OWNED BY EACH REPORTING        6        SHARED VOTING POWER
            PERSON                            2,175,057 shares, of which 702,081 are shares directly owned by AV IV-A,
             WITH                             and  1,472,976  are shares  directly  owned by AV IV-B.  DeAngelis  is a general  partner of AV IV, the  general  partner of AV IV-A and AV IV-B, and may be deemed to have  shared  voting  power  with  respect  to such shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              3,300 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,175,057 shares, of which 702,081 are shares directly owned by AV IV-A, and  1,472,976  are shares  directly  owned by AV IV-B.  DeAngelis  is a general  partner of AV IV, the  general  partner of AV IV-A and AV IV-B, and may be deemed to have shared  dispositive power with respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,178,357
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    16.17%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 715710109                                               13 G                     Page 7 of 10
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Jeffrey C. Garvey ("Garvey")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]          (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          3,300 shares.
           BENEFICIALLY              -------- ------------------------------------------------------------------------
      OWNED BY EACH REPORTING        6        SHARED VOTING POWER
             PERSON                           2,175,057 shares, of which 702,081 are shares directly owned by AV IV-A,
              WITH                            and 1,472,976 are shares directly owned by AV IV-B.  Garvey is a general partner of AV IV, the general partner of AV IV-A and AV IV-B, and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              3,300 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,175,057 shares, of which 702,081 are shares directly owned by AV IV-A, and 1,472,976 are shares directly owned by AV IV-B.  Garvey is a general partner of AV IV, the general partner of AV IV-A and AV IV-B, and may be deemed to have shared dispositive power with respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,178,357
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    16.17%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 715710109                                               13 G                     Page 8 of 10
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      William P. Wood
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY              -------- ------------------------------------------------------------------------
      OWNED BY EACH REPORTING        6        SHARED VOTING POWER
                                              2,175,057 shares, of which 702,081 are shares directly owned by AV IV-A, and 1,472,976 are shares  directly  owned by AV IV-B.  Wood is a general partner of AV IV, the general partner of AV IV-A and AV IV-B, and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,175,057 shares, of which 702,081 are shares directly owned by AV IV-A, and 1,472,976 are shares  directly  owned by AV IV-B.  Wood is a general partner of AV IV, the general partner of AV IV-A and AV IV-B, and may be deemed to have shared dispositive power with respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,175,057
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    16.14%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

                  This Statement amends and restates the Statement on 13(G) (the "Original Statement") filed by Austin Ventures IV-A, L.P. ("AV IV-A"), Austin Ventures IV-B, L.P. (AV IV-B"), AV Partners IV, L.P. ("AV IV"), Joseph C. Aragona ("Aragona"), Kenneth P. DeAngelis ("DeAngelis"), Jeffrey C. Garvey ("Garvey"), and William P. Wood ("Wood"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons". Only those items as to which there has been a change are included in this Statement



ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1998:

                  (a) Amount beneficially owned:

                           See Row 9 of cover page for each Reporting Person.

                  (b) Percent of Class:

                           See Row 11 of cover page for each Reporting Person.

                  (c) Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote:

                                    See Row 5 of cover  page for each  Reporting
                                    Person.

                           (ii)     Shared power to vote or to direct the vote:

                                    See Row 6 of cover  page for each  Reporting
                                    Person.

                           (iii) Sole power to dispose or to direct the disposition of:

                                    See Row 7 of cover  page for each  Reporting
                                    Person.

                           (iv) Shared power to dispose or to direct the disposition of:

                                    See Row 8 of cover  page for each  Reporting
                                    Person.

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 1998



Austin Ventures IV-A, L.P.            /s/ John Nicholson
by AV Partners IV, L.P.               ------------------------------------------
Its General Partner                   John Nicholson
                                      Chief Financial Officer/Attorney-In-Fact

Austin Ventures IV-B, L.P.            /s/ John Nicholson
by AV Partners, IV, L.P.,             ------------------------------------------
Its General Partner                   John Nicholson
                                      Chief Financial Officer/Attorney-In-Fact

AV Partners, IV, L.P.                 /s/ John Nicholson
                                      ------------------------------------------
                                      John Nicholson
                                      Chief Financial Officer/Attorney-In-Fact

Joseph C. Aragona                     /s/ Joseph C. Aragona
                                      ------------------------------------------
                                      Joseph C. Aragona


Kenneth P. DeAngelis                  /s/ Kenneth P. DeAngelis
                                      ------------------------------------------
                                      Kenneth P. DeAngelis


Jeffrey C. Garvey                     /s/ Jeffrey C. Garvey
                                      ------------------------------------------
                                      Jeffrey C. Garvey


William P. Wood                       /s/ William P. Wood
                                      ------------------------------------------
                                      William P. Wood